                                                                    EXHIBIT 99.1

[CENDANT LOGO]







                  CENDANT REPORTS BETTER THAN PROJECTED FOURTH
                 QUARTER 2001 RESULTS; RAISES 2002 PROJECTIONS

        4Q 2001 Adjusted EPS of $0.23 Exceeds Current Projection by $0.02 4Q 2001 Adjusted EBITDA Increases 30% to $571 Million vs. 4Q 2000

               Adjusted EPS $0.23 in 4Q 2001 vs. $0.22 in 4Q 2000
    Reported EPS ($0.31), Including Previously Announced Charges, in 4Q 2001
                              vs. $0.20 in 4Q 2000

                Company Increases 2002 Projected Adjusted EPS by
                    $0.03 to $1.29, a 23% Increase Over 2001

NEW YORK, NY, FEBRUARY 6, 2002 - Cendant Corporation (NYSE: CD) today reported better than expected fourth quarter 2001 adjusted results and raised its adjusted earnings projection for 2002 by $0.03 to $1.29, a 23% increase over 2001. Adjusted earnings per share was $0.23 in the fourth quarter and reported loss per share was $0.31 (adjusted EPS excludes non-recurring or unusual items and the effect of an equity ownership in Homestore.com).

"We are pleased to report adjusted earnings per share for the fourth quarter ahead of the revised projections we announced on December 10, as our mortgage and travel distribution businesses outperformed our expectations," said Cendant Chairman, President and Chief Executive Officer, Henry R. Silverman. "Additionally, we are confident that we will meet or exceed our raised 2002 projection based on recent trends in our businesses, in particular, the continuing recovery in travel."

2002 FULL YEAR OUTLOOK
Based on its current view, and absent major additional external disruptions, the Company continues to expect cash flow and EBITDA to increase significantly in 2002 compared with 2001. The Company has increased its projection of 2002 adjusted EPS to $1.29 based on positive operating results and a reduction in the expected 2002 tax rate to 33%, resulting from additional income from non-U.S. sources due to the growth of the Company's operations outside the United States.

FOURTH QUARTER 2001 AND RECENT ACTIVITIES
Consistent with its strategic agenda, the Company announced several events during the quarter:

      o The completion in October 2001 of the acquisition of Galileo International, Inc., a leading provider of electronic computer reservation services for the travel industry, for approximately $1.8 billion in common stock and cash plus the repayment of approximately $540 million of Galileo's existing net debt. The transaction was immediately accretive to adjusted earnings per share, and is expected to be significantly more accretive as air travel continues to rebound.
      o The completion in October 2001 of the acquisition of Cheap Tickets, Inc., a leading seller of discount leisure travel products, for a net purchase price of approximately $280 million.
      o The increase in October 2001 of the Company's revolving credit facilities to $2.9 billion (not including $1.9 billion of credit facilities related to our PHH subsidiary) and the repayment of $810 million of debt.
      o The pending acquisition of Equivest Finance, Inc., which markets and sells vacation ownership interests, for approximately $98 million in cash, plus the repayment of approximately $60 million of existing corporate debt.
      o The formation of a ten year, $1.4 billion technology services relationship with IBM, under which IBM will manage IT data operations, desktop support and other IT services for Cendant, resulting in significant annual cost reductions.
      o The issuance of $1.2 billion of convertible senior debentures due November 2011 in a private offering to qualified institutional buyers. The notes are convertible, under certain circumstances, into Cendant common stock at a price per share of $24.05. Proceeds from the notes have been or will be used to repay the Company's 3% $550 million subordinated convertible notes due in February 2002 and to prepay a portion of the principal securities class action litigation settlement. (See Table 7 for a schedule of the Company's debt outstanding at December 31, 2001 and 2000 and the related conversion features on the Company's convertible securities.)

FOURTH QUARTER SEGMENT RESULTS
The underlying discussion of operating results addresses segment revenue and adjusted EBITDA, which is defined as earnings before non-operating interest, income taxes, non-vehicle depreciation and amortization, minority interest and equity in Homestore.com, adjusted to exclude certain items that are of a non-recurring or unusual nature and are not measured in assessing segment performance or are not segment specific. Such discussion is the most informative representation of how management evaluates performance and allocates resources.

In connection with the acquisition of Galileo International, Inc. in October 2001, the Company has realigned the operations and management of certain of its businesses and accordingly the

Company has added a new Travel Distribution segment to its segment structure. In the fourth quarter of 2001, the Company had the following reportable operating segments: Real Estate Services (consisting of the Company's real estate brands, mortgage and relocation services); Hospitality (consisting of the Company's nine lodging brands, timeshare exchange and interval sales, and cottage rental); Travel Distribution (consisting of electronic global distribution services for the travel industry and travel agency-related services); Vehicle Services (consisting of car rental, vehicle management services and car park services); and Financial Services (consisting of individual membership products, insurance-related services, financial services enhancement products and tax preparation services). Additionally, Corporate and Other includes unallocated corporate overhead and the operating results of certain other non-strategic business units, most of which have been disposed. (See Table 2 for Revenues and Adjusted EBITDA by Segment for fourth quarter and full year 2001 and 2000; Table 4 for Segment Revenue Driver Analysis for fourth quarter 2001 and 2000; and Table 5 for Revenues and Adjusted EBITDA by Segment for the quarters and full-years of 2001, 2000 and 1999.)

REAL ESTATE SERVICES

                                      2001             2000          % CHANGE
--------------------------------------------------------------------------------
REVENUES                              $532             $376            41%
--------------------------------------------------------------------------------
ADJUSTED EBITDA                       $289             $203            42%
--------------------------------------------------------------------------------

The increase in operating results was primarily driven by a significant increase in mortgage loan production and profitability from higher levels of refinancings.

HOSPITALITY

                                      2001             2000          % CHANGE
--------------------------------------------------------------------------------
REVENUES                              $369             $215            72%
--------------------------------------------------------------------------------
ADJUSTED EBITDA                       $103             $ 85            21%
--------------------------------------------------------------------------------

Revenues and adjusted EBITDA increased primarily from the acquisitions of Fairfield Resorts and Holiday Cottages in 2001. RCI revenues grew due to an increase in the number of members and timeshare exchange transactions. These increases were partially offset by higher RCI staffing costs to support anticipated volume growth and lower fee income and royalties from lodging franchise operations as revenues per available room declined following September 11.

TRAVEL DISTRIBUTION

                                      2001             2000          % CHANGE
--------------------------------------------------------------------------------
REVENUES                              $362              $21            N/M
--------------------------------------------------------------------------------
ADJUSTED EBITDA                       $102              $ 1            N/M
--------------------------------------------------------------------------------
N/M = not meaningful

This segment includes the operating results of Galileo International, Inc. and Cheap Tickets Inc., which were both acquired in October 2001, and the Company's pre-existing travel agency operations. While revenues in the quarter were negatively affected by the events of September 11, the impact was not as significant as we originally estimated. Additionally, in response to September 11, we took certain management actions which we expect will result in annual cash operating savings of approximately $180 million, or more than double our original cost savings estimate.

VEHICLE SERVICES

                                      2001             2000          % CHANGE
--------------------------------------------------------------------------------
REVENUES                              $966             $150            N/M
--------------------------------------------------------------------------------
ADJUSTED EBITDA                       $ 40             $ 86            N/M
--------------------------------------------------------------------------------
N/M = not meaningful

In March 2001, the Company acquired the remaining 82% of the outstanding common shares of Avis Group Holdings that it did not already own. Segment results in 2001 include Avis' operations from the acquisition date through year end. Prior to the acquisition, revenues and adjusted EBITDA principally consisted of Avis royalties, earnings from our equity investment in Avis and the operations of National Car Parks. Avis results have been affected throughout 2001 by a general slowdown in commercial travel, which then significantly worsened due to the events of September 11. In response, the Company rightsized its operations to meet anticipated business levels, which included significant reductions in workforce and fleet.

FINANCIAL SERVICES

                                      2001             2000          % CHANGE
--------------------------------------------------------------------------------

REVENUES                              $342             $345            (1%)
--------------------------------------------------------------------------------
ADJUSTED EBITDA                       $ 51             $ 71           (28%)
--------------------------------------------------------------------------------

The decrease in adjusted EBITDA is principally due to the initial impact of outsourcing our individual membership operations to Trilegiant. Royalties to be received on new Trilegiant members will begin in the third quarter of 2002, upon expiration of the initial membership period, while the Trilegiant marketing activities, which the Company is initially supporting, are expensed as incurred. New memberships resulting from solicitation efforts in the fourth quarter of 2001 are expected to add incremental royalties to Cendant in future periods. Had the Company not incurred the expenses for Trilegiant's marketing efforts, adjusted EBITDA would have been $107 million, or 51% higher than 2000.

BALANCE SHEET AND OTHER ITEMS

o As of December 31, 2001, we had approximately $2.0 billion of cash and cash equivalents and $6.5 billion of debt and minority interest. In addition, the Company has $863 million of mandatorily convertible Upper DECS securities.
o As of December 31, 2001, the net debt to total capital ratio was 36%. The ratio of adjusted EBITDA to net interest expense (non-vehicle and program related) was 8 to 1 for fourth quarter 2001.
o As of December 31, 2001, the Company had unused lines of credit of $2.6 billion (not including unused lines of credit of $1.1 billion related to our PHH subsidiary).
o In the fourth quarter of 2001, we paid $310 million to a settlement trust, reducing the net outstanding funding obligation associated with the principal common stock class action litigation settlement at December 31, 2001 to $1.4 billion. We expect to completely fund the balance of this obligation over the next several quarters by utilizing the proceeds from the convertible senior debentures issued in November 2001 and available cash flow.
o Weighted average common shares outstanding, including dilutive securities, were 1.02 billion for the fourth quarter of 2001 compared with 757 million for fourth quarter 2000. The increase was primarily from the issuance of 61 million shares in connection with the retirement of $1.7 billion of Feline PRIDES in February 2001, the sale of 46 million shares in

   February 2001 and the issuance of 117 million shares in connection with the acquisition of Galileo International in October 2001.
o As it has for the last four quarters, the Company will file a Consolidated Schedule of Free Cash Flow, which is a simplified cash flow statement intended to increase investors' understanding of the Company's cash flow dynamics and economic growth, with the SEC on Form 8-K next week.

RECONCILIATION OF FOURTH QUARTER ADJUSTED EPS TO REPORTED EPS
Adjusted EPS is a non-GAAP (generally accepted accounting principles) measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and results of operations for the Company's core businesses. Adjusted EPS should be viewed in addition to the Company's reported results and not in lieu of reported results. Reported loss per share was $0.31 in the fourth quarter of 2001 compared with earnings per share of $0.20 in the fourth quarter of 2000. The following are the significant items reflected in reported results that are considered to be of an unusual or non-recurring nature for purposes of deriving adjusted EPS:

FOURTH QUARTER 2001
      o An after tax charge of $73 million, or $0.07 per share, of which $28 million is non-cash, primarily related to rightsizing the Company in response to developments in the travel industry and the economy as a whole, since the attacks of September 11, 2001.
      o An after tax charge of $65 million, or $0.07 per share, related to the integration of Galileo International and Cheap Tickets, which were acquired in the fourth quarter of 2001.
      o An after tax, non-cash charge of $55 million, or $0.06 per share, to adjust the carrying value of the Company's mortgage servicing rights, caused by substantial unexpected reductions in interest rates following the events of September 11.
      o After tax, non-cash charges of $285 million, or $0.29 per share, related to the prior disposition of certain non-strategic businesses and investment impairments, primarily the write-off of the Company's investment in Homestore.com. This impairment was caused by a substantial reduction in Homestore's market value and the resulting investment write-off substantially offset the gain recognized in the first quarter of 2001 on the sale of move.com to Homestore.com.
      o An after tax loss of $21 million, or $0.02 per share, related to the Company's proportionate ownership in Homestore.com.
      o An after tax charge of $37 million, or $0.04 per share, for litigation settlement and related costs. This includes $31 million, or $0.03 per share, associated with the recent settlement of the largest outstanding claim other than the principal class action claim (which has been previously settled) relating to the former CUC International accounting irregularities.

FOURTH QUARTER 2000
      o An after tax charge of $5 million, or $0.01 per share, for litigation settlement-related costs.
      o An after tax loss of $14 million, or $0.02 per share, related to move.com's operating results.

FULL YEAR 2001 RESULTS

Adjusted EPS was $1.05 in 2001 compared with $1.04 in 2000. Adjusted EBITDA was $2.2 billion in 2001 and $1.8 billion in 2000. Reported EPS, before extraordinary loss and cumulative effect of accounting change, was $0.45 in 2001 compared with $0.89 in 2000.

2002 DETAILED OUTLOOK

The Company updated the following financial projections for 2002:
      o Adjusted EBITDA is projected to be approximately $2.8 billion compared with $2.2 billion in 2001.
      o Depreciation and amortization (non-vehicle and program related) is projected to be between $460 million and $475 million compared with $501 million in 2001. The decrease is principally due to the elimination of goodwill amortization partially offset by the 2001 acquisitions of Galileo and Cheap Tickets.
      o Net interest expense (non-vehicle and program related) is projected to be between $300 million and $325 million compared with $249 million in 2001. The increase is principally due to the Company's 2001 acquisitions.
      o The Company's full year 2002 tax rate on adjusted pretax income is now projected to be 33.0% compared with 33.2% in 2001.
      o Minority interest expense is projected to be approximately $12 million compared with $24 million in 2001. The reduction is primarily a result of the retirement of the Feline PRIDES in February 2001.
      o Weighted average shares outstanding are projected to be between 1.05 billion and 1.07 billion compared with 917 million in 2001. The increase in the average share balance is primarily the result of the issuance of 117 million shares of common stock in October 2001 in connection with the acquisition of Galileo and the issuance in February 2001 of contingently convertible securities with 49 million underlying shares of common stock.

2002 QUARTERLY OUTLOOK
The Company projects adjusted EPS of $0.30 in the first quarter of 2002 compared with $0.21 in 2001 and $0.34 in the second quarter of 2002 compared with $0.30 in 2001. The Company announced the following financial projections for the first and second quarters of 2002:
      o Adjusted EBITDA is projected to be between $645 million and $660 million in the first quarter of 2002 compared with $443 million in 2001 and between $700 million and $715 million in the second quarter of 2002 compared with $587 million in 2001.
      o Depreciation and amortization (non-vehicle and program related) is projected to be approximately $110 million in the first quarter of 2002 compared with $101 million in 2001 and between $110 million and $115 million in the second quarter of 2002 compared with $121 million in 2001. The decrease in the second quarter is due to the elimination of goodwill amortization partially offset by the 2001 acquisitions of Galileo and Cheap Tickets.
      o Net interest expense (non-vehicle and program related) is projected to be between $65 million and $75 million in the first quarter of 2002 compared with $59 million in 2001 and between $70 million and $80 million in the second quarter of 2002 compared with $62 million in 2001. The increase is principally due to the Company's acquisitions during 2001.
      o Minority interest expense is projected to be approximately $3 million in the first and second quarters of 2002 compared with $13 million in the first quarter of 2001 and $5 million in the second quarter of 2001. The reduction is the result of the retirement of the Feline PRIDES in February 2001.

      o Weighted average shares outstanding are projected to be between 1.02 billion and 1.03 billion in the first quarter of 2002 compared with 830 million in 2001 and between 1.02 billion and 1.04 billion in the second quarter of 2002 compared with 905 million in 2001.

The Company stated that it expects adjusted EPS to be in the range of $0.36 to $0.38 in the third quarter of 2002 compared with $0.32 in 2001, and $0.27 to $0.29 in the fourth quarter of 2002 compared with $0.23 in 2001.

INVESTOR CONFERENCE CALL

Cendant will host a conference call to discuss fourth quarter results on Thursday, February 7, 2002, at 1:00 p.m. Eastern Time. Investors may access the call live at www.Cendant.com or dial in to 913-981-4900. A web replay will be available at www.Cendant.com following the call. A telephone replay will be available from 4:00 p.m. Eastern Time on February 7, 2002 until 6:00 p.m. on February 12 at 719-457-0820, access code: 551936.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 60,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at WWW.CENDANT.COM or by calling 877-4-INFOCD (877-446-3623).

STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-Q FILED ON NOVEMBER 14, 2001.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.

MEDIA CONTACT:                            INVESTOR CONTACTS:
Elliot Bloom                              Denise Gillen           Sam Levenson
212-413-1832                              212-413-1833            212-413-1834

                                      # # #

                                  Tables Follow

                                                                         TABLE 1

                      CENDANT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (In millions)

                                                                           THREE MONTHS ENDED        TWELVE MONTHS ENDED
                                                                              DECEMBER 31,               DECEMBER 31,
                                                                          --------------------      --------------------
                                                                           2001          2000         2001        2000
                                                                          -------      -------      -------      -------
REVENUES
      Service fees and membership-related, net                            $ 1,657      $ 1,050        5,456      $ 4,215
      Vehicle-related                                                         905           81        3,426          292
      Other                                                                    18           38           68          152
                                                                          -------      -------      -------      -------
Net revenues                                                                2,580        1,169        8,950        4,659
                                                                          -------      -------      -------      -------

EXPENSES
      Operating                                                               912          320        2,937        1,350
      Vehicle depreciation, lease charges and interest, net                   514           --        1,799           --
      Marketing and reservation                                               269          223        1,021          896
      General and administrative                                              314          207          989          688
      Non-vehicle depreciation and amortization                               154           94          501          352
      Other charges:
        Restructuring and other unusual charges                               116           --          379          109
        Acquisition and integration related costs                             104           --          112           --
        Mortgage servicing rights impairment                                   94           --           94           --
        Litigation settlement and related costs                                58            8           86            2
      Non-vehicle interest, net                                                73           62          249          148
                                                                          -------      -------      -------      -------
Total expenses                                                              2,608          914        8,167        3,545
                                                                          -------      -------      -------      -------

Net loss on dispositions of businesses and impairment of investments         (459)          (1)         (24)          (8)
                                                                          -------      -------      -------      -------

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST AND
      EQUITY IN HOMESTORE.COM                                                (487)         254          759        1,106
Provision (benefit) for income taxes                                         (203)          86          235          362
Minority interest, net of tax                                                   2           23           24           84
Losses related to equity in Homestore.com, net of tax                          21           --           77           --
                                                                          -------      -------      -------      -------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS AND CUMULATIVE EFFECT
      OF ACCOUNTING CHANGE                                                   (307)         145          423          660
Extraordinary loss, net of tax                                                 --           --           --           (2)
                                                                          -------      -------      -------      -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  (307)         145          423          658
Cumulative effect of accounting change, net of tax                             --           --          (38)         (56)
                                                                          -------      -------      -------      -------
NET INCOME (LOSS)                                                         $  (307)     $   145      $   385      $   602
                                                                          =======      =======      =======      =======
CD COMMON STOCK INCOME PER SHARE
      BASIC
        Income (loss) before extraordinary loss and cumulative effect
          of accounting change                                            $ (0.31)     $  0.20      $  0.47      $  0.92
        Net income (loss)                                                   (0.31)        0.20         0.42         0.84

      DILUTED
        Income (loss) before extraordinary loss and cumulative effect
          of accounting change                                            $ (0.31)     $  0.20      $  0.45      $  0.89
        Net income (loss)                                                   (0.31)        0.20         0.41         0.81

      WEIGHTED AVERAGE SHARES
        Basic                                                                 978          731          869          724
        Diluted                                                               978          757          917          762

                                                                         TABLE 2

                      CENDANT CORPORATION AND SUBSIDIARIES
                     REVENUES AND ADJUSTED EBITDA BY SEGMENT
                              (Dollars in millions)


                                                              THREE MONTHS ENDED DECEMBER 31,

                                                        REVENUES                       ADJUSTED EBITDA(A)
                                           -------------------------------  --------------------------------------------
                                              2001        2000    % CHANGE    2001(C)         2000           % CHANGE
                                           ---------   ---------  --------  -----------     --------        ------------
Real Estate Services                       $   532     $   376      41%     $   289 (D)     $   203              42%
Hospitality                                    369         215      72%         103 (E)          85              21%
Vehicle Services                               966         150       *           40 (F)          86               *
Travel Distribution                            362          21       *          102 (G)           1               *
Financial Services                             342         345      (1%)         51 (H)          71             (28%)
                                           -------     -------              -------         -------
Total Reportable Segments                    2,571       1,107                  585             446
Corporate and Other (B)                          9          62       *          (14)(I)         (27)(N)           *
                                           -------     -------              -------         -------
TOTAL COMPANY                                2,580       1,169     121%         571             419              36%
Move.com Group                                  --          18       *           --             (20)              *
                                           -------     -------              -------         -------
Total Company Excluding Move.com Group     $ 2,580     $ 1,151     124%     $   571         $   439              30%
                                           =======     =======              =======         =======


                                                             TWELVE MONTHS ENDED DECEMBER 31,

                                                        REVENUES                       ADJUSTED EBITDA(A)
                                           -------------------------------  --------------------------------------------
                                              2001        2000    % CHANGE    2001(J)        2000(O)         % CHANGE
                                           ---------   ---------  --------  -----------     ---------       ------------
Real Estate Services                       $ 1,859     $ 1,461      27%     $   939 (K)     $   752              25%
Hospitality                                  1,522         918      66%         513 (E)         385 (P)          33%
Vehicle Services                             3,659         568       *          403 (L)         306               *
Travel Distribution                            437          99       *          108 (G)          10               *
Financial Services                           1,402       1,380       2%         310 (H)         373             (17%)
                                           -------     -------              -------         -------
Total Reportable Segments                    8,879       4,426                2,273           1,826
Corporate and Other (B)                         71         233       *          (69)(M)         101 (Q)           *
                                           -------     -------              -------         -------
TOTAL COMPANY                                8,950       4,659      92%       2,204           1,725              28%
Move.com Group                                  10          59       *           (9)            (94)              *
                                           -------     -------              -------         -------
Total Company Excluding Move.com Group     $ 8,940     $ 4,600      94%     $ 2,213         $ 1,819              22%
                                           =======     =======              =======         =======

---------
*       Not meaningful.
(A) Defined as earnings before non-operating interest, income taxes, non-vehicle depreciation and amortization, minority interest and equity in Homestore.com, adjusted to exclude certain items which are of a non-recurring or unusual nature and not measured in assessing segment performance or are not segment specific.
(B)   Includes Move.com Group operating results.
(C) Excludes a charge of $116 million primarily in connection with restructuring and other initiatives undertaken as a result of the September 11th terrorist attacks ($31 million, $48 million, $6 million, $9 million and $25 million of charges were recorded within Real Estate Services, Hospitality, Travel Distribution, Financial Services and Corporate and Other, respectively, and $3 million of net credits were recorded in Vehicle Services).
(D) Excludes a charge of $94 million related to the impairment of the Company's mortgage servicing rights portfolio.
(E) Excludes a charge of $11 million related to the impairment of certain of the Company's investments in part due to the September 11th terrorist attacks.
(F) Excludes charges of $2 million related to the impairment of certain of the Company's investments due to the September 11th terrorist attacks and $1 million related to the acquisition and integration of Avis Group Holdings, Inc ("Avis").
(G) Excludes charges of $23 million related to the acquisition and integration of Galileo International, Inc. ("Galileo") and Cheap Tickets, Inc. ("Cheap Tickets").
(H) Excludes a charge of $1 million related to the impairment of certain of the Company's investments due to the September 11th terrorist attacks.
(I) Excludes charges of (i) $427 million primarily related to the impairment of the Company's investment in Homestore.com, Inc. ("Homestore"), (ii) $80 million related to the outsourcing of the Company's information technology operations to IBM in connection with the acquisition of Galileo, (iii) $58 million for litigation settlement and related costs and (iv) $18 million related to the dispositions of certain non-strategic businesses in 1999.
(J) Excludes a charge of $192 million primarily in connection with restructuring and other initiatives undertaken as a result of the September 11th terrorist attacks ($31 million, $51 million, $58 million, $7 million, $10 million and $35 million of charges were recorded within Real Estate Services, Hospitality, Vehicle Services, Travel Distribution, Financial Services and Corporate and Other, respectively).
(K) Excludes charges of $95 million related to the funding of an irrevocable contribution to an independent technology trust responsible for providing technology initiatives for the benefit of current and future franchisees at Century 21, Coldwell Banker and ERA and $94 million related to the impairment of the Company's mortgage servicing rights portfolio.
(L) Excludes charges of $5 million related to the acquisition and integration of Avis and $2 million related to the impairment of certain of the Company's investments due to the September 11th terrorist attacks.
(M) Excludes charges of (i) $427 million primarily related to the impairment of the Company's investment in Homestore, (ii) $86 million for net litigation settlement and related costs, (iii) $85 million related to the funding of Trip Network, Inc., an affiliated company that was created to pursue the development of an online travel business for the benefit of certain current and future franchisees, (iv) $80 million related to the outsourcing of the Company's information technology operations to IBM in connection with the acquisition of Galileo, (v) $19 million related the dispositions of certain non-strategic businesses in 1999, (vi) $7 million related to a non-cash contribution to the Cendant Charitable Foundation and (vii) $4 million related to the acquisition and integration of Avis Group. Such charges were partially offset by a gain of $436 million primarily related to the sale of Move.com Group to Homestore.
(N) Excludes a charge of $8 million for litigation settlement and related costs.
(O) Excludes a charge of $109 million in connection with restructuring and other initiatives ($2 million, $63 million, $31 million and $13 million of charges were recorded within Real Estate Services, Hospitality, Financial Services and Corporate and Other, respectively).
(P)   Excludes $12 million of losses related to the dispositions of businesses.
(Q) Excludes a non-cash credit of $41 million in connection with a change to the original estimate of the number of Rights to be issued in connection with the PRIDES settlement resulting from unclaimed and uncontested Rights and a gain of $35 million, which represents the recognition of a portion of the Company's previously recorded deferred gain from the sale of its fleet business due to the disposition of VMS Europe by Avis Group Holdings, Inc. in August 2000. Such amounts were partially offset by $31 million of losses related to the disposition of certain non-strategic businesses and $43 million of litigation settlement and related costs.

                                                                         TABLE 3

                      CENDANT CORPORATION AND SUBSIDIARIES
                 RECONCILIATION OF REPORTED EPS TO ADJUSTED EPS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                                       THREE MONTHS ENDED
                                                                                          DECEMBER 31,
                                                                ------------------------------------------------------------------
                                                                                 2001                           2000
                                                                --------------------------------  --------------------------------
                                                                   INCOME FROM                     INCOME FROM
                                                                   CONTINUING                       CONTINUING
                                                                OPERATIONS-DILUTED   DILUTED EPS  OPERATIONS-DILUTED   DILUTED EPS
                                                                ------------------   -----------  ------------------   -----------
Reported Amounts (A)                                                   $(307)        $  (0.31)         $ 149            $   0.20
Adjustments (after-tax):
       Restructuring and other unusual charges (B)                        73             0.07             --                --
       Acquisition and integration related costs (C)                      65             0.07             --                --
       Mortgage servicing rights impairment (D)                           55             0.06             --                --
       Litigation settlement and related costs (E)                        37             0.04              5                0.01
       Net loss on dispositions of businesses and
         impairment of investments (F)                                   285             0.29              1                0.00
       Losses related to equity in Homestore.com                          21             0.02             --                --
Effect of change in weighted average shares due to change
  in income levels (G)                                                     3            (0.01)            --                --
Retained interest in Move.com Group                                       --            --                12                0.01
                                                                       -----         --------          -----            --------
Adjusted Amounts                                                       $ 232         $   0.23          $ 167            $   0.22
                                                                       =====         ========          =====            ========


                                                                                       TWELVE MONTHS ENDED
                                                                                           DECEMBER 31,
                                                                ------------------------------------------------------------------
                                                                                 2001                           2000
                                                                --------------------------------  --------------------------------
                                                                   INCOME FROM                     INCOME FROM
                                                                   CONTINUING                       CONTINUING
                                                                OPERATIONS-DILUTED   DILUTED EPS  OPERATIONS-DILUTED   DILUTED EPS
                                                                ------------------   -----------  ------------------   -----------
Reported Amounts (A)                                                   $ 413         $   0.45          $ 677            $   0.89
Adjustments (after-tax):
       Restructuring and other unusual charges (H)                       243             0.26             69                0.09
       Acquisition and integration related costs (I)                      70             0.08             --                --
       Mortgage servicing rights impairment (D)                           55             0.06             --                --
       Litigation settlement and related costs (J)                        55             0.06             --                --
       Net loss (gain) on dispositions of businesses and
         impairment of investments (K)                                    24             0.03             (8)              (0.01)
       Losses related to equity in Homestore.com                          77             0.08             --                --
Retained interest in Move.com Group                                       27             0.03             56                0.07
                                                                       -----         --------          -----            --------
Adjusted Amounts                                                       $ 964         $   1.05          $ 794            $   1.04
                                                                       =====         ========          =====            ========

------
(A)   Includes Cendant's retained interest in Move.com Group.
(B) Represents 2001 pre-tax charges of $116 million primarily in connection with restructuring and other initiatives undertaken as a result of the September 11th terrorist attacks.
(C) Represents 2001 pre-tax charges of $104 million related to the acquisition and integration of Galileo International, Inc. ("Galileo") and Cheap Tickets, Inc. ("Cheap Tickets").
(D) Represents a 2001 pre-tax charge of $94 million related to the impairment of the Company's mortgage servicing rights portfolio.
(E) Represents 2001 and 2000 pre-tax charges of $58 million and $8 million, respectively.
(F) Represents 2001 and 2000 pre-tax losses of $459 million and $1 million, respectively. The 2001 pre-tax losses related to the impairment of certain of the Company's investments ($441 million) and the dispositions of certain non-strategic businesses in 1999 ($18 million).
(G) Represents in 2001 (i) an adjustment in the number of shares used to calculate EPS due to the addition of dilutive common share equivalents resulting from a change in loss from continuing operations on as As Reported basis compared to income from continuing operations on an As Adjusted basis and (ii) the related add-back of interest expense on convertible debt securities.
(H) Represents 2001 and 2000 pre-tax charges of $379 and $109 million, respectively. The 2001 pre-tax charges related to (i) restructuring and other initiatives primarily undertaken as a result of the September 11th terrorist attacks ($192 million), (ii) the funding of an irrevocable contribution to an independent technology trust ($95 million), (iii) the creation of Trip Network, Inc. ($85 million) and (iv) a non-cash contribution to the Cendant Charitable Foundation ($7 million). The 2000 charges primarily related to restructuring and other initiatives.
(I) Represents 2001 pre-tax charges of $112 million primarily related to the acquisition and integration of Galileo and Cheap Tickets.
(J) Represents 2001 and 2000 pre-tax charges of $86 million and $2 million, respectively.
(K) Represents 2001 and 2000 pre-tax losses of $24 million and $8 million. The 2001 pre-tax losses related to the impairment of certain of the Company's investments ($441 million) and the dispositions of certain non-strategic businesses in 1999 ($19 million). Such losses were partially offset by a gain primarily related to the sale of Move.com Group to Homestore ($436 million).

                                                                         TABLE 4

                      CENDANT CORPORATION AND SUBSIDIARIES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)

                                                                              THREE MONTHS ENDED DECEMBER 31,
                                                                        -------------------------------------------
                                                                            2001          2000           % CHANGE
                                                                        ------------   -----------      -----------
REAL ESTATE SERVICES SEGMENT

     REAL ESTATE
            Closed Sides - Domestic (000's)                                452,593        465,072             (3%)
            Average Price                                               $  172,397     $  172,061             --
            Royalty and Marketing Revenue                               $  137,631     $  129,682              6%
            Total Revenue                                               $  152,856     $  144,306              6%

     RELOCATION
            Service Based Revenue (Referrals, Outsourcing, etc.)        $   63,037     $   70,047            (10%)
            Asset Based Revenue (Corporate and Government Home Sale
              Closings and Financial Income)                            $   40,435     $   45,755            (12%)
            Total Revenue                                               $  103,472     $  115,802            (11%)

     MORTGAGE
            Production Loans Sold (millions)                            $   10,040     $    5,883             71%
            Production Revenue                                          $  231,514     $   78,014            197%
            Average Servicing Loan Portfolio (millions)                 $   95,157     $   69,052             38%
            Net Servicing Revenue (A)                                   $   43,997     $   38,558             14%
            Total Revenue                                               $  275,393     $  116,749            136%

HOSPITALITY SEGMENT

     LODGING
            RevPar ($)                                                  $    21.79 (D) $    25.33            (14%)
            Weighted Average Rooms Available                               516,476        506,240              2%
            Royalty, Marketing and Reservation Revenue                  $   71,569 (D) $   89,240            (20%)
            Total Revenue                                               $   88,235 (D) $  108,701            (19%)

     RCI
            Average Subscriptions                                        2,755,134      2,428,172             13%
            Number of Timeshare Exchanges                                  383,279        355,537              8%
            Total Revenue                                               $  125,239 (B) $  106,410             18%

     FAIRFIELD RESORTS
            Average Revenue per Transaction                             $   12,479     $   11,905              5%
            Total Revenue                                               $  153,203            (C)            n/a

VEHICLE SERVICES SEGMENT

     CAR RENTAL
            Rental Days (000's)                                             12,799         14,963            (14%)
            Time and Mileage Revenue per Day                            $    36.47     $    38.99             (6%)
            Average Length of Rental Days                                     3.75           3.60              4%
            Total Revenue                                               $  510,969            (C)            n/a

     VEHICLE MANAGEMENT AND FUEL CARD SERVICES
            Average Fleet (Leased)                                         317,423        306,670              4%
            Average Number of Cards (000's)                                  3,836          3,397             13%
            Total Revenue                                               $  368,356            (C)            n/a

TRAVEL DISTRIBUTION SEGMENT

     GALILEO
            Domestic Booking Volume (000's)
                Air                                                         17,935         23,637            (24%)
                Non-air                                                      4,033          5,377            (25%)
            International Booking Volume (000's)
                Air                                                         36,781         43,971            (16%)
                Non-air                                                      1,660          1,972            (16%)
            Worldwide Booking Volume (000's)
                Air                                                         54,716         67,608            (19%)
                Non-air                                                      5,693          7,349            (23%)

            Total Galileo Revenue                                       $  336,697            (C)            n/a

FINANCIAL SERVICES SEGMENT
            Insurance/Wholesale-related Revenue                         $  142,622     $  132,750              7%
            Other Revenue                                               $  198,594     $  212,741             (7%)
            Total Revenue                                               $  341,216     $  345,491             (1%)

----------
(A) Includes gross recurring service fees of $97 million and $69 million for 2001 and 2000, respectively. Such fees are net of the non-cash amortization of mortgage servicing rights ($47 million and $39 million, respectively), which was accelerated due to a higher volume of refinancing activity, and interest (expense) income (($16) million and $1 million, respectively), which also increased due to a higher volume of refinancing activity as the Company's mortgage business is required to pay the investor interest on loans refinanced, which is calculated from the loan payoff date through the end of the month.
(B) Includes property management revenues of $12 million for 2001 resulting from the acquisition of Fairfield Communities, Inc. ("Fairfield"). Subsequent to the acquisition, Fairfield's property management operations were included within the RCI business structure, as RCI is the Company's service provider for the timeshare industry.
(C) The operations of these businesses were acquired during 2001. Accordingly, prior period revenues are not comparable to the current period amounts.
(D) The Company initially estimated a decline in third quarter royalty revenue resulting from the September 11th terrorist attacks. The amounts presented herein exclude the royalty true-up that relates to actual third quarter results, which was recorded by the Company in the fourth quarter. Including such adjustment, the as reported RevPar, Royalty, Marketing and Reservation Revenues and Total Revenues for 2001 are $20.50, $66,630 and $83,296, respectively.

                                                                         TABLE 5

                      CENDANT CORPORATION AND SUBSIDIARIES
                   REVENUES AND ADJUSTED EBITDA BY SEGMENT (A)
                                  (In millions)


YEAR ENDED DECEMBER 31, 2001

                                                REVENUES                                        ADJUSTED EBITDA
                            ------------------------------------------------  ----------------------------------------------------
                            1ST QTR   2ND QTR   3RD QTR   4TH QTR  FULL YEAR  1ST QTR    2ND QTR    3RD QTR    4TH QTR  FULL YEAR
                            ------------------------------------------------  ----------------------------------------------------
Real Estate Services        $   339   $   474   $   514   $   532   $ 1,859   $   132    $   231    $   287    $   289    $   939
Hospitality                     240       448       465       369     1,522       102        156        152        103        513
Vehicle Services                454     1,112     1,127       966     3,659        93        142        128         40        403
Travel Distribution              25        26        24       362       437         2          3          1        102        108
Financial Services              390       332       338       342     1,402       131         70         58         51        310
                            ------------------------------------------------  ----------------------------------------------------
Total Reportable Segments     1,448     2,392     2,468     2,571     8,879       460        602        626        585      2,273
Corporate and Other              38        11        13         9        71       (17)       (15)       (23)       (14)       (69)
                            ------------------------------------------------  ----------------------------------------------------
Total Company               $ 1,486   $ 2,403   $ 2,481   $ 2,580   $ 8,950   $   443    $   587    $   603    $   571    $ 2,204
                            ================================================  ====================================================


YEAR ENDED DECEMBER 31, 2000

                                                REVENUES                                        ADJUSTED EBITDA
                            ------------------------------------------------  ----------------------------------------------------
                            1ST QTR   2ND QTR   3RD QTR   4TH QTR  FULL YEAR  1ST QTR    2ND QTR    3RD QTR    4TH QTR  FULL YEAR
                            ------------------------------------------------  ----------------------------------------------------
Real Estate Services        $   289   $   377   $   419   $   376   $ 1,461   $   114    $   193    $   242    $   203    $   752
Hospitality                     219       231       253       215       918        89         99        112         85        385
Vehicle Services                137       135       146       150       568        72         67         81         86        306
Travel Distribution              25        27        26        21        99         2          4          3          1         10
Financial Services              381       321       333       345     1,380       133         83         86         71        373
                            ------------------------------------------------  ----------------------------------------------------
Total Reportable Segments     1,051     1,091     1,177     1,107     4,426       410        446        524        446      1,826
Corporate and Other              77        46        48        62       233         2        (42)       (34)       (27)      (101)
                            ------------------------------------------------  ----------------------------------------------------
Total Company               $ 1,128   $ 1,137   $ 1,225   $ 1,169   $ 4,659   $   412    $   404    $   490    $   419    $ 1,725
                            ================================================  ====================================================


YEAR ENDED DECEMBER 31, 1999

                                                REVENUES                                        ADJUSTED EBITDA
                            ------------------------------------------------  ----------------------------------------------------
                            1ST QTR   2ND QTR   3RD QTR   4TH QTR  FULL YEAR  1ST QTR    2ND QTR    3RD QTR    4TH QTR  FULL YEAR
                            ------------------------------------------------  ----------------------------------------------------
Real Estate Services        $   281   $   372   $   392   $   338   $ 1,383   $   133    $   198    $   226    $   170    $   727
Hospitality                     218       231       248       223       920       105        106        116         93        420
Vehicle Services                562       584       150       134     1,430       107        107         81         69        364
Travel Distribution              26        26        23        16        91         4          4          1         (2)         7
Financial Services              395       374       407       342     1,518        71         54         91         89        305
                            ------------------------------------------------  ----------------------------------------------------
Total Reportable Segments     1,482     1,587     1,220     1,053     5,342       420        469        515        419      1,823
Corporate and Other             164       150       190       230       734        13        (11)        12         82         96
                            ------------------------------------------------  ----------------------------------------------------
Total Company               $ 1,646   $ 1,737   $ 1,410   $ 1,283   $ 6,076   $   433    $   458    $   527    $   501    $ 1,919
                            ================================================  ====================================================

--------
(A) In connection with the acquisitions of Galileo International, Inc. and Cheap Tickets, Inc. during October 2001, the Company realigned the operations and management of certain of its businesses. Accordingly, the Company's segment reporting structure now encompasses the following five reportable segments: Real Estate Services, Hospitality, Vehicle Services, Travel Distribution and Financial Services. The periods presented herein have been reclassified to reflect this change in the Company's segment structure.

                                                                         TABLE 6

                      CENDANT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN BILLIONS)


                                                                         DECEMBER 31, 2001  DECEMBER 31, 2000
                                                                         -----------------  -----------------
       ASSETS

       Current assets
           Cash and cash equivalents                                             $   2.0      $   0.9
           Stockholder litigation settlement trust                                   1.4         --
           Other current assets                                                      3.1          1.8
                                                                                 -------      -------
       Total current assets                                                          6.5          2.7

       Property and equipment, net                                                   2.0          1.3
       Goodwill, net                                                                 8.0          3.2
       Stockholder litigation settlement trust                                      --            0.4
       Other assets                                                                  5.0          4.6
                                                                                 -------      -------
       Total assets exclusive of assets under programs                              21.5         12.2

       Assets under management and mortgage programs                                12.0          2.9
                                                                                 -------      -------
       TOTAL ASSETS                                                              $  33.5      $  15.1
                                                                                 =======      =======

       LIABILITIES AND STOCKHOLDERS' EQUITY

       Current liabilities
           Current portion of long-term debt                                     $   0.4      $  --
           Stockholder litigation settlement                                         2.9         --
           Other current liabilities                                                 4.4          2.5
                                                                                 -------      -------
       Total current liabilities                                                     7.7          2.5
       Long-term debt, excluding Upper DECS                                          5.7          1.9
       Upper DECS                                                                    0.9         --
       Stockholder litigation settlement                                            --            2.9
       Other noncurrent liabilities                                                  0.8          0.4
                                                                                 -------      -------
       Total liabilities exclusive of liabilities under programs                    15.1          7.7

       Liabilities under management and mortgage programs                           10.9          2.5
       Mandatorily redeemable preferred securities issued by subsidiaries            0.4          2.1
       Total stockholders' equity                                                    7.1          2.8
                                                                                 -------      -------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $  33.5      $  15.1
                                                                                 =======      =======

                                                                         TABLE 7

                      CENDANT CORPORATION AND SUBSIDIARIES
                SCHEDULE OF TOTAL CORPORATE DEBT OUTSTANDING (A)
                                  (IN MILLIONS)


                                                                                                         DECEMBER 31,
      MATURITY                                                                                 -------------------------------
        DATE                                                                                         2001             2000
---------------------                                                                          --------------   --------------

   February 2002        (B)     3% convertible subordinated notes                                    $   390          $   548
   December 2003                7 3/4% notes                                                           1,150            1,149
    August 2006                 6 7/8% notes                                                             850                -
      May 2009                  11% senior subordinated notes                                            584                -
   November 2011        (C)     3 7/8% convertible senior debentures                                   1,200                -
   February 2021        (D)     Zero coupon senior convertible contingent notes                          920                -
      May 2021          (E)     Zero coupon convertible debentures                                     1,000                -
                                Term loan facility                                                         -              250
                                Other                                                                     38                1
                                                                                               --------------   --------------
                                Total debt, excluding Upper DECS                                       6,132            1,948
                                Less: current portion                                                    401                -
                                                                                               --------------   --------------
                                Long-term debt, excluding Upper DECS                                   5,731            1,948
      May 2004          (F)     Upper DECS                                                               863                -
                                                                                               --------------   --------------
                                                                                                     $ 6,594          $ 1,948
                                                                                               ==============   ==============

----------
(A) Amounts presented herein exclude liabilities under management and mortgage programs.
(B) Each $1,000 principal amount is convertible into 32.65 shares of CD common stock. Redeemable at the Company's option.
(C) Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2002 if the average price of CD common stock exceeds $28.86 during the stipulated measurement periods. The average price of CD common stock at which the debentures are convertible decreases annually by a stipulated percentage. Redeemable by the Company after November 27, 2004. Holders may require the Company to repurchase the notes on November 27, 2004 and 2008.
(D) Each $1,000 principal amount is convertible into 33.4 shares of CD common stock during Q1, Q2, Q3 and Q4 of 2002 if the average price of CD common stock exceeds $20.54, $20.67, $20.80 and $20.93, respectively, during the stipulated measurement periods. The average price of CD common stock at which the notes are convertible increases on a quarterly basis by a stipulated percentage. Redeemable by the Company after February 13, 2004. Holders may require the Company to repurchase the notes on February 13, 2004, 2009 and 2014. Issued at a discount resulting in a yield-to-maturity of 2.5%.
(E) Each $1,000 principal amount is convertible into 39.08 shares of CD common stock if the average price of CD common stock exceeds $28.15 during the stipulated measurement periods. Redeemable by the Company after May 4, 2004. Holders may require the Company to repurchase the notes on May 4, 2002, 2004, 2006, 2008, 2011 and 2016. This debt is classified as long-term based upon the Company's intent and ability to refinance such amount with existing lines of credit if holders require the Company to repurchase the notes on May 4, 2002.
(F)   The forward purchase contracts require the holder to purchase a minimum of
      1.7593 shares (if the average price of CD common stock is greater than $28.42 during a stipulated period) and a maximum of 2.3223 shares (if the average price of CD common stock is less than $21.53 during a stipulated period) of CD common stock in August 2004. The minimum and maximum number of shares to be issued under the forward purchase contracts are 30.3 million and 40.1 million shares, respectively.